                    AGREEMENT FOR PURCHASE OF ELECTRIC POWER
                                    BETWEEN
                          COGEN TECHNOLOGIES NJ, INC.
                                      AND
                      JERSEY CENTRAL POWER & LIGHT COMPANY



     AGREEMENT entered into this 29th day of October, 1985, by and between COGEN TECHNOLOGIES NJ, INC., a Delaware Corporation ("Seller"), and JERSEY CENTRAL POWER & LIGHT COMPANY, a New Jersey Corporation ("Buyer") (collectively referred to as "Parties").


                                   ARTICLE 1

                                   RECITALS

     WHEREAS, Seller plans to construct and operate a facility for the cogeneration of steam and electricity located at Bayonne, New Jersey ("Seller's Facility" or "Cogeneration Facility");

     WHEREAS, Seller desires to sell all the net electrical output of Seller's Facility to the Buyer;

     WHEREAS, Buyer desires to purchase all the net electrical output of Seller's Facility;

     WHEREAS, the Parties desire to agree on certain terms and conditions concerning the purchase of Electricity by Buyer from Seller; and

     WHEREAS, the Parties desire to set forth in writing their respective rights and obligations with respect to the matters set forth above;

     NOW THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

                                   ARTICLE 2

                                  DEFINITIONS

     The following terms when used herein shall have the following meanings, unless a different meaning shall be expressly stated or shall be apparent from the context:

     2.1 "Affiliate" means a corporation or other entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another corporation or other entity.

     2.2 "Agreement" means this contract, including all amendments thereto that may be made from time to time.

     2.3 "Annual Period" means any one of a succession of consecutive twelve
(12) month periods, the first of which shall begin on the first day of the month immediately following the month in which the Date of Initial Commercial Operation occurs.

     2.4 "Cogeneration Facility" or "Seller's Facility" or "the Facility" means the waste heat boiler, gas and steam turbines, generators and all appurtenant structures, equipment, including Seller's interconnection facilities, and real property interests owned or leased and operated by Seller at International Maytex Tank Terminals in Bayonne, New Jersey, for the purposes of generating electricity and steam and other forms of useful thermal output and having a nameplate capacity of approximately 125 Megawatts.

     2.5 "Commercial Operation" means the production of Electricity by Seller at its Cogeneration Facility for sale upon the completion of testing of the Cogeneration Facility.

     2.6 "Date of Initial Commercial Operation" means 12:01 A.M. on the date Seller designates in writing as the initial date of commercial operation of Seller's Facility, which date shall not precede the Initial Delivery Date.

     2.7 "Electrical Interconnection Facilities" or "Interconnection Facilities" means all facilities required to be installed solely to interconnect and deliver power from Seller's Facility to the system of the Wheeling Utility, including but not limited to, the system protection equipment, connection, transformation, switching, metering, safety and communications equipment, and any other system additions or reinforcements that are reasonably required for interconnected operation.

     2.8 "Initial Delivery Date" means that day that Seller actually delivers or is capable of and offers to deliver Electricity to Buyer, regardless of whether Buyer accepts such delivery, which date shall precede the Date of Initial Commercial Operation.

     2.9  "Kwh" means kilowatt hours of Electricity.

     2.10 "Net Electrical Energy" or "Electricity" means the gross amount of Electricity in kilowatt hours generated by Seller's Facility less kwh consumed for use by Seller's

Facility and transformation and transmission losses, if any, to the Point of Delivery.

     2.11 "Off-Peak Period" means all hours not falling within an "On-Peak Period."

     2.12 "On-Peak Period" means all hours from 8:00 A.M. to 8:00 P.M. prevailing time Monday through Friday, fifty-two (52) weeks per year.

     2.13 "Operate" means to provide the engineering, purchasing, repair, supervision, training, inspection, testing, protection, operation, use, management, replacement and maintenance of and for the Facility in accordance with applicable industry standards and Prudent Electrical Practices.

     2.14 "Party" or "Parties" means the signatories to this Agreement and their successors and assigns.

     2.15 "Point(s) of Delivery" means any point or points where Buyer's System is interconnected with the system of the Wheeling Utility.

     2.16 "Point of Interconnection" means the point at which the Electrical Interconnection Facilities of Seller connect with Public Service Electric and Gas Company's interconnection facilities in Bayonne, New Jersey.

     2.17 "Prudent Electrical Practices" means those practices, methods and equipment as changed from time to time, used in prudent electrical engineering and operations to operate electrical equipment lawfully and with safety, dependability, and efficiency and that are in accordance with the National Electrical Safety Code, the National Electrical

Code or any other applicable Federal, State and Local codes.

     2.18 "Scheduled Outage(s)" means an outage of the Facility that is scheduled in advance for the purpose of performing periodic maintenance and repairs on the Facility.

     2.19 "Unscheduled Outage(s)" means an outage other than a scheduled outage.

     2.20 "Wheeling Utility" means Public Service Electric and Gas Company or such other electric utility which connects with Seller's Facility and which transmits Seller's Net Electrical Energy to Buyer at the Point(s) of Delivery.


                                   ARTICLE 3

                                     TERM

     3.1  Duration of Agreement

          A. This Agreement shall be effective upon approval by the Board of Public Utilities of the State of New Jersey, pursuant to Article 16 and shall continue in effect for a Base Term of twenty (20) Annual Periods beginning on the Date of Initial Commercial Operation.

          B. Notwithstanding the preceding paragraph, if the date of Initial Commercial Operation has not occurred prior to December 31, 1987, Buyer may thereafter terminate this Agreement by providing Seller forty-five (45) days' written notice, unless prior to December 31, 1987, Seller has commenced a program of continuous construction of the Facility and does not, of its own volition, subsequently discontinue such construction program.

     3.2 Renewal of Agreement. This Agreement shall be automatically renewed for a period of an additional ten (10) Annual Periods, commencing with the expiration of the Base Term pursuant to Article 3.1, unless either Party elects to terminate this Agreement at the expiration of the Base Term. Such termination shall be valid only if the terminating Party provides written notice of its intent to terminate to the other Party at least three (3) full years prior to the expiration of the Base Term.

                                   ARTICLE 4

                                 TERMS OF SALE

     4.1 General. Seller agrees to sell and deliver and Buyer agrees to purchase and accept delivery of all of the Net Electrical Energy generated by Seller's Facility subject to the terms of this Agreement.

     4.2 Seller's Obligation. Commencing as of the Date of Initial Commercial Operation, Seller shall:

          A. Use all reasonable efforts to operate and maintain the Cogeneration Facility in accordance with Prudent Electrical Practices and prudent business judgment and so as not to cause disturbances on the Buyer's or the Wheeling Utility's electric systems;

           B. Provide Buyer estimates of Electricity production and schedules of maintenance on a periodic basis for the purpose of coordinating the Facility's operations with those of Buyer's system to the degree reasonably possible.

          C. Provide Buyer prior to the first day of each month of each year its estimate of the generation of Electricity at Seller's Facility for the twelve
(12) months beginning such month;

          D. Provide Buyer prior to the first day of each month a schedule of the generation of Electricity at Seller's Facility for such month;

          E. Use all reasonable efforts to maximize delivery of Electricity from Seller's Facility during On-Peak Periods; and

          F. Use its best efforts to avoid Scheduled Outages during the months of December, January, February, July, August and September.

     4.3 Estimates and Schedules. The estimates and schedules provided by Seller under Article 4.2(B), (C) and (D), above, shall be based on fuel availability, Scheduled Outages, and other conditions anticipated at the time such schedules and estimates are made but shall not be binding on Seller. Seller shall provide a revised estimate or schedule as soon as practicable after it realizes that any estimate or schedule provided to Buyer is no longer accurate for Buyer's planning purposes.

     4.4 Interruptions in Delivery. The Parties recognize that the unavailability of fuel, emergencies at Seller's Facility, emergencies on the system of the Wheeling Utility, accidents, or other unusual conditions may necessitate departure from scheduled generation or delivery of Net Electrical Energy by Seller. The occurrence of any such condition, circumstances or event shall not give rise or result in liability of Seller for damages during or as a result of such departure. However, Seller shall use its best efforts to promptly resume scheduled generation.

     4.5 Request for Additional Delivery. If Buyer requests delivery of Electricity in excess of that which Seller was otherwise intending to supply, to the extent Seller is capable of delivering additional Electricity and such delivery is consistent with other obligations to steam customers as determined by Seller, Seller shall accommodate such request to the maximum extent practicable. Buyer shall bear any additional costs or expenses incurred by Seller.

     4.6 Conditions Excusing Buyer's Obligation to Purchase Electricity. In addition to conditions of Force Majeure which, as set out in Article 11, excuse Buyer from its obligation to purchase Electricity from Seller, Buyer may refuse to purchase Electricity from the Seller when:

          A. Buyer is unable to back down its own generation sufficiently to accept the Electricity from the Facility without jeopardizing the integrity of Buyer's system. Buyer will give prompt notice of the potential for such refusal to purchase;

          B. Buyer's distribution or transmission circuits are loaded to capacity and further Electricity would cause an overload. Such refusal to purchase may occur on an instantaneous basis; or

          C. An emergency occurs on the Wheeling Utility system, such that there would be no means of delivering the Electricity to the Buyer. Such refusal to purchase may also occur on an instantaneous basis.

     In the event that Buyer refuses to purchase Electricity from Seller pursuant to this Article 4.6, Buyer shall be bound by the terms and conditions set out in Articles 11.2 and 11.3 of this Agreement.

     4.7 Conditions Requiring Curtailment or Interruptions of Delivery. Buyer shall not be obligated to accept, and Buyer may require Seller to curtail, interrupt or reduce deliveries of Electricity in order to construct, install, maintain, repair, replace, remove, investigate or inspect any of its equipment or any part of its system which would be placed in jeopardy by Seller's delivery of Net Electrical Energy or if it determines that curtailment, interruption, or reduction is necessary because of emergencies, forced outages, operating conditions on its system, or as otherwise required by Prudent Electrical Practices. Buyer will use its best efforts to avoid said interruptions, curtailments or reductions and further to promptly resume acceptance of Electricity from Seller and shall be bound by the terms and conditions set out in Articles 11.2 and 11.3 of this Agreement.


                                   ARTICLE 5

                                     PRICE

     Buyer shall pay Seller in accordance with the terms of Appendix A - "Schedule of Electricity Purchase Prices" for Electricity delivered to Buyer.

                                   ARTICLE 6

                             BILLINGS AND RECORDS

     6.1  Billing.

          A. Seller shall prepare and send to Buyer a statement setting forth the amount due, if any, for the preceding calendar month. The billing statement shall also set forth the amount of hourly Electricity expressed in Kwh measured at the Point of Interconnection during such month and a breakdown of the amount of Electricity measured during On-Peak and Off-Peak Periods, respectively.

          B. (1) Buyer shall, within thirty (30) days of the receipt of Seller's statement, pay Seller for all amounts billed pursuant to Article 6.1A.

          (2) If Buyer disputes a bill prepared by Seller pursuant to Article 6.1A, Buyer shall render payment for the undisputed portion of such bill, with the disputed portion subject to arbitration pursuant to Article 13.

          (3) If Buyer fails to pay all or a portion of the amounts billed within the time stated in Article 6.1B(l),

Buyer shall pay interest on the unpaid portion of the bill, which interest shall accrue at the rate of one and one-half percent (1-1/2%) per month or one percent (1%) above the Citibank Alternate Base Rate in effect at the time, whichever is higher, from the due date until paid.

     6.2 Records. Both Seller and Buyer shall keep a record of all invoices, receipts, charts, computer printouts, punch cards or magnetic tapes related to the volume or price of Electricity sales made under this Agreement. Such records shall be made available for inspection by either Party upon reasonable notice. All such materials shall be kept on record for a minimum of seven (7) years from the date of their preparation or until the date of termination of this Agreement, whichever date is later.

                                   ARTICLE 7

                           MEASUREMENT AND METERING

     7.1 Units of Measurement. For the purposes of billing under this Agreement, Electricity shall be measured in Kilowatt hours (kwh).

     7.2 Billing Measurements. For purposes of this Agreement, the place of measurement will be located at the Electrical Interconnection Facilities between Seller's Facility and the system of Wheeling Utility. For the purpose of billing under this Agreement, Net Electrical Energy delivered to Buyer at the Point or Points of Delivery shall be the quantities measured at the Point of Interconnection between Seller's Facility and the Wheeling Utility adjusted for differences, if any, between the measured quantities and the quantities credited to Buyer by the Wheeling Utility for deliveries from Seller as determined from the Buyer's Daily Megawatt Hour (MWH) Log of System Operations.

     7.3  Measuring Equipment and Stations.

          A. Seller shall insure that the Wheeling Utility shall (1) own, operate and maintain an Electricity measuring station and all measuring equipment necessary to permit an accurate determination of the quantity of Electricity delivered to Buyer; and (2) exercise reasonable care in the maintenance and operation of metering equipment so as to assure to the maximum extent practicable an accurate determination of such quantities. Except as provided in Article 7.4, the Wheeling Utility's meters shall be used for quantity measurements under this Agreement.

          B. Seller may own, operate and maintain an Electricity measuring station and all measuring equipment necessary to permit an accurate determination of the quantity of Electricity delivered to Buyer, provided that such equipment shall be operated and maintained in a manner that does not interfere with the operation of the Wheeling Utility's measuring equipment.

          C. Buyer may own, maintain and operate, at its sole expense, Electricity check measuring equipment, provided that such equipment shall be operated and maintained in a manner that does not interfere with the Seller's Facility or with the operation of the Wheeling Utility's measuring equipment.

     7.4 Adjustments. In the event one of the Wheeling Utility's meters is out of service or registers inaccurately, measurement shall be determined by:

          A. Using the registration of Seller's meters, if installed and accurately registering; or

          B. In the absence of an installed and accurately registering meter belonging to Seller, using the registration of any check meter or meters of Buyer, if installed and accurately registering; or

          C. In the absence of an installed and accurately registering check meter, making a calibration test or mathematical calculation, if the percentage of error is ascertainable; or


          D. In the absence of both an installed and accurately registering check meter and an ascertainable percentage of error, estimating by reference to quantities measured during periods under similar conditions when the Wheeling Utility's meter was registering accurately.

     7.5  Testing and Corrections.

          A. The accuracy of the Wheeling Utility's measuring equipment shall be tested and verified by Seller at reasonable intervals and, if requested, in Buyer's presence. In the event that either Party notifies the other that it desires a test of its own or of the other Party's measuring equipment or of the Wheeling Utility's measuring equipment, the Parties shall cooperate to secure a prompt verification of the accuracy of such equipment. For purposes of this Article, "testing" refers to the testing of equipment relied upon for billing purposes.

          B. Seller shall bear the cost of the testing of Wheeling Utility's measuring equipment done at reasonable intervals. In the event that either Party requests a testing of its own or of the other Party's or of the Wheeling Utility's measuring equipment at other than a reasonable interval, the Party requesting the testing shall bear the cost of the testing.

          C. If, upon testing, any electrical measuring equipment is found to be in error by not more than plus or minus two percent (2%), previous recordings of such equipment shall be considered accurate in computing deliveries of Electricity hereunder, but such equipment shall be promptly adjusted to record correctly. If, upon testing, any electrical measuring equipment shall be found to be inaccurate by an amount exceeding plus or minus two percent (2%), then such equipment shall be promptly adjusted to record properly and any previous recordings by such equipment shall be corrected to zero error. If no reliable information exists as to when the equipment became inaccurate, it shall be assumed for correction purposes hereunder that such inaccuracy began at a point in time midway between the testing date and the last previous date on which the equipment was tested and found to be accurate.

     7.6 Maintenance and Records.

          A. Each Party shall have the right to be present whenever the other Party reads, cleans, changes, repairs, inspects, tests, calibrates, or adjusts the equipment used in measuring or checking the measurement of Electricity delivered to Buyer. Each Party shall give timely notice to the other Party in advance of taking any of such actions.

          B. The records from the measuring or check measuring equipment shall remain the property of the Seller or Buyer, respectively, but, upon request, each Party will submit to the other its records and charts, together with calculations therefrom, for inspection and verification, subject to return within ten (10) days after receipt thereof.

                                   ARTICLE 8

                                   DELIVERY

     Seller shall be responsible for making and keeping in force for the term of this Agreement arrangements with the Wheeling Utility for the transmission of Electricity generated by Seller's Facility to Points of Delivery on Buyer's System. The cost of such delivery shall be borne by Seller. Buyer's obligation to make payments to Seller under Article 6 of this Agreement is expressly conditioned upon the existence and continuance of such arrangements.

                                   ARTICLE 9

                          INTERCONNECTION FACILITIES

     Seller shall, at its expense, make all arrangements necessary to interconnect Seller's Facility with the utility grid of the Wheeling Utility providing delivery to the Points of Delivery on Buyer's System.


                                  ARTICLE 10

                          ACCESS TO SELLER'S FACILITY

     Properly accredited representatives of Buyer shall, at reasonable times, with reasonable notice to Seller, have access to Seller's Facility to make inspections and obtain information required in connection with this Agreement.


                                  ARTICLE 11

                                 FORCE MAJEURE

     11.1 Definition. Except for the obligations of either party to make payments under this Agreement, the Parties shall be excused from performing their respective obligations hereunder and shall not be liable in damages or otherwise, if and only to the extent that they are unable to so perform or are prevented from performing by an event of Force Majeure, including, without limitations, storm, flood, lightning, drought, earthquake, fire, explosion, civil disturbance, labor dispute, act of God or the public enemy, action of a court or public authority, or any other cause, whether or not similar thereto, beyond the reasonable control of the affected Party.

     11.2 Burden of Proof. The burden of proof as to whether a Force Majeure event has occurred shall be upon the Party claiming that it shall be excused from performing its obligations hereunder due to the occurrence of such an event.

     11.3 Effect of Force Majeure. If either party shall rely on the occurrence of an event or condition of Force Majeure described in Article 11.1, above, as a basis for being excused from performance of its obligations under this Agreement, then the party relying on the Force Majeure event or condition shall:

          A. provide prompt notice to the other party of the occurrence of the event or condition giving an estimation of its expected duration and the probable impact on the performance of its obligations hereunder;

          B. exercise all reasonable efforts to continue to perform its obligations hereunder;

          C. expeditiously take action to correct or cure the event or condition excusing performance;

          D. exercise all reasonable efforts to mitigate or limit damages to the other party to the extent such action will not adversely affect its own interests; and

          E. provide prompt notice to the other party of the cessation of the event or condition giving rise to its excusal from performance.

No obligations of either Party that arose prior to the occurrence of the event of Force Majeure shall be excused as a result of such occurrence.

                                  ARTICLE 12

                         LIABILITY AND INDEMNIFICATION

     12.1 Limitation on Liability for Damages, Losses or Expenses. Except for breaches of this Agreement specified in Article 14.1A and Article 14.1D, neither Buyer nor Seller, nor their respective officers, directors, agents, employees, parent or affiliates, or their respective officers, directors, agents or employees shall be liable to the other Party or its parent, subsidiaries, affiliates, officers, directors, agents, employees, successors or assigns, for any damages, losses or expenses connected with or resulting from breaches of this Agreement, including, without limitation, claims in the nature of loss of revenues, income or profits.

     12.2  Indemnification.

          A. Each Party shall indemnify the other Party, its officers, agents, and employees against all loss, damages, expense, and liability to third persons for injury to or death of persons or injury to property proximately caused by the indemnifying Party's construction, ownership, operation, or maintenance of, or by failure of, any of such Party's works or facilities used in connection with his Agreement; provided, however, that neither Party, nor its officers, agents, directors or employees shall be liable to the other Party, its agents, officers, directors or employees for incidental, special, indirect, or consequential damages of any nature connected with or resulting from performance of this Agreement. The indemnifying Party shall, on the other Party's request, defend any suit asserting a claim covered by this indemnity. The indemnifying Party shall pay all costs that may be incurred by the other Party in enforcing this indemnity.

          B. Neither Party, nor its directors, officers, employees, agents or representatives, nor any independent contractor engaged in connection with the performance of this Agreement, shall be deemed an employee of the other Party.


                                  ARTICLE 13

                            ARBITRATION OF DISPUTES

     In the event any controversy or claim shall arise between Seller and Buyer regarding any matter under this Agreement, the parties shall undertake in good faith to resolve the same. If the parties cannot agree, such failure to agree shall be deemed a dispute and the dispute shall, by written notice to the other, be referred to and settled by arbitration in accordance with the then existing commercial arbitration rules of the American Arbitration Association. Such determination shall include but not be limited to a decision (i) as to whether the obligation(s) in dispute were met and (ii) as to what damages or remedies are due Seller and Buyer. This Article 13, however, is not intended to constitute a waiver by either party of the right to appeal to the courts the arbitrators' final determination. Further, nothing contained herein shall in any way deprive either Party of its right to obtain injunctive or other equitable relief. There will be three arbitrators; one of which will be selected by Buyer, one of which will be selected by Seller, and one of which will be selected by the American Arbitration Association. The Parties shall equally share the cost of the honorarium, if any. Both Parties agree to pay their own legal fees, including stenographic costs and other hearing related expenses such as any service charges required by the American Arbitration Association.

        This Article 13 shall survive the termination or expiration of this Agreement.

                                  ARTICLE 14

                              BREACH OF CONTRACT

        14.1 Definition. A breach of this Agreement shall be deemed to exist upon the occurrance of any one or more of the following events:

        A. Failure by Buyer to make payment of any amounts due Seller under this Agreement, which failure continues for a period of thirty (30) days after notice of such nonpayment;

        B. Failure by Buyer or Seller to perform fully any other provision of this Agreement, which failure continues for a period of thirty (30) days after notice of such nonperformance;

        C. The Seller fails to deliver any Electricity for 365 consecutive days after the Date of Initial Commercial

Operation, for any reason other than Force Majeure;

           D. Seller sells any Electricity to any other Party at times when Buyer can accept it;

          E. If by order of a court of competent jurisdiction, a receiver or liquidator or trustee of either Party or of any of the property of either Party shall be appointed, and such receiver or liquidator or trustee shall not have been discharged within a period of sixty (60) days; or if by decree of such a court, a Party shall be adjudicated bankrupt or insolvent or any substantial part of the property of such Party shall have been sequestered, and such decree shall have continued undischarged and unstayed for a period of sixty (60) days after the entry thereof; or if a petition to declare bankruptcy or to reorganize a Party pursuant to any of the provisions of the Federal Bankruptcy Act, as it now exists or as it may hereafter be amended, or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, shall be filed against such Party and shall not be dismissed within sixty (60) days after such filing; or

           F. If either Party shall file a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law or shall consent to the filing of any bankruptcy or reorganization petition against it under any similar law: or, without limitation of the generality of the foregoing, if a Party shall file a petition or answer or consent seeking relief or assisting in seeking relief in a proceeding under any of the provisions of the Federal Bankruptcy Act, as it now exists or as it may hereafter be amended, or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, or an answer admitting the material allegations of a petition filed against it in such a proceeding; or if a Party shall make an assignment for the benefit of its creditors; or if a Party shall admit in writing its inability to pay its debts generally as they become due; or if a Party shall consent to the appointment of a receiver or receivers, or trustee or trustees, or liquidator or liquidators of it or of all or any part of its property.

     14.2 Remedies for Breach. If either Party claims that the other Party has breached this Agreement, as defined in Article 14.1, it shall provide such other Party with notice thereof. If, within fifteen (15) days of the service of such notice, such other Party disputes in writing that a breach by it has occurred, the matter shall promptly be submitted to arbitration under Article 13 for resolution. If there is no dispute that a breach has occurred, or if the arbitrator determines that a breach has occurred, the non-breaching Party may terminate this Agreement pursuant to Article 15.

     14.3 Buyer's Rights and Obligations. Except as herein otherwise provided, unless and until this Agreement has been terminated, Buyer shall not refuse to make, suspend or delay any of the payments required under this Agreement as a result of any breach or alleged breach by Seller.

     14.4 Waiver of Breach. Either Party may waive breach by the other Party, provided that no waiver by or on behalf of either the Buyer or Seller of any breach of any of the covenants, provisions, conditions, restrictions or stipulations contained in this Agreement shall take effect or be binding on the Buyer or Seller unless the waiver is reduced to writing and executed by the Buyer or Seller, and any such waiver shall be deemed to extend only to the particular breach waived and shall not limit or otherwise affect any rights that the Buyer or Seller may have with respect to any other or future breach.

                                  ARTICLE 15

                            TERMINATION FOR BREACH

     15.1 General. In the event either Party elects to terminate this Agreement pursuant to Article 14.2, the terminating Party shall give written notice of such election to the opposing Party. Upon the giving of such notice, the terminating Party shall be excused and relieved of all obligations under this Agreement and shall be entitled to pursue to remedies specified in Article 15.2.

     15.2 Remedies Upon Termination. The Party terminating this Agreement may elect to seek damages and other relief from the opposing Party resulting from a breach of this Agreement pursuant to the arbitration procedures specified in
Article 13. The terminating Party shall give notice of such election to the opposing Party within thirty (30) days of the date of notice given pursuant to
Article 15.1, and in such event the Parties agree to be bound by the provisions of Article 13, even though this Agreement may otherwise be terminated and of no further force and effect. Should the terminating Party not elect to proceed under Article 13, the Parties shall be free to pursue all available legal and equitable remedies for breach of this Agreement.

                                  ARTICLE 16

                              REGULATORY APPROVAL

     This Agreement does not become effective until the Board of Public Utilities of the State of New Jersey issues an order approving this Agreement.


                                  ARTICLE 17

                              NOTICE AND SERVICE

     17.1 Notice. All notices, including communications and statements which are required or permitted under the terms of this Agreement, shall be in writing, except as otherwise provided.

     17.2  Service.

           A. Service of a notice may be accomplished by personal service, telegram, or registered or certified mail.

          B. 1. If a notice is sent by registered or certified mail, it shall be deemed served within three (3) days, excluding Saturdays, Sundays or legal holidays of the State of New Jersey, except as otherwise demonstrated by a signed receipt.

          2. If a notice is served by telegram, it shall be deemed served eighteen (18) hours after delivery to the telegram company.

           C.  Notices may be sent to the Parties at the following addresses:

               1.  Seller:  Cogen Technologies NJ, Inc.
                            14614 Falling Creek Drive
                            Suite 212
                            Houston, Texas 77068
                            Attn:  Mr. Robert C. McNair
                                    President

               2.  Buyer:   Director, Technical Services
                            Jersey Central Power & Light Company
                            Madison Avenue at Punch Bowl Road
                            Morristown, New Jersey 07960


                                  ARTICLE 18

                                  AMENDMENTS

     No amendment or modification of the terms of this Agreement shall be binding on either the Buyer or Seller unless reduced to writing and signed by both Parties.


                                  ARTICLE 19

                            SUCCESSORS AND ASSIGNS

     19.1 Assignment by Seller. This Agreement shall inure to the benefit of and bind the respective successors and assigns of the parties hereto, provided, however, that no assignment by Seller or any successor or assignee of Seller of its rights and obligations hereunder, shall be made or become effective without the prior written consent of Buyer in each case being obtained (such consent not to be unreasonably withheld).

     19.2 Assignment by Buyer. Buyer may only assign this Agreement and its rights and obligations hereunder with the prior written consent of Seller in each case being obtained (such consent not to be unreasonably withheld).


                                  ARTICLE 20

                                 CHOICE OF LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.


                                  ARTICLE 21

                        SEVERABILITY AND RENEGOTIATION

     21.1 Severability. Should Article 4 of this Agreement, or any substantial portion thereof, for any reason be declared invalid or unenforceable by final and unappealable order of any court or regulatory body having jurisdiction thereafter, this Agreement shall be automatically terminated on the date such order becomes final and unappealable. Should any other part of this Agreement, for any reason, be declared invalid, such decision shall not affect the validity of the remaining portions, which remaining portions shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may for any reason be hereafter declared invalid.

     21.2 Renegotiation. Notwithstanding the provisions of Article 21.1, should any term or provision of this Agreement other than Article 4 be found invalid by any court or regulatory body having jurisdiction thereover, the Parties shall immediately renegotiate such term or provision of the Agreement to eliminate such invalidity.


                                  ARTICLE 22

                               OTHER AGREEMENTS

     This Agreement supersedes any and all oral or written agreements and understandings heretofore made relating to the subject matters herein, and this Agreement constitutes the entire agreement and understanding of the Parties relating to the subject matters herein.

                                  ARTICLE 23

                                   CAPTIONS

     All indices, titles, subject headings, section titles and similar items are provided for the purpose of reference and convenience and are not intended to be inclusive, definitive or to affect the meaning, content or scope of this Agreement.


                                  ARTICLE 24

                                 COUNTERPARTS


     This Agreement may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first set forth above.



    ATTEST:                       COGEN TECHNOLOGIES NJ, INC.



/s/ [Signature appears here]      By: /s/ Robert C. McNair
------------------------------       -----------------------------------
       Asst. Secretary                Robert C. McNair, President


ATTEST:                           JERSEY CENTRAL POWER & LIGHT COMPANY


/s/ [Signature appears here]      By:  /s/ [Signature appears here]
------------------------------       -----------------------------------
         Secretary